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                           ICN PHARMACEUTICALS, INC.
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                (Name of Registrant as Specified in its Charter)

                          Iridian Asset Management LLC
                                      and
                         Franklin Mutual Advisers, LLC
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


The following is the text of a letter first mailed to ICN shareholders on May 20, 2002.



    IRIDIAN ASSET MANAGEMENT LLC               FRANKLIN MUTUAL ADVISERS, LLC

         276 Post Road West                      51 John F. Kennedy Parkway
        Westport, Connecticut                     Short Hills, New Jersey

                                                                    May 17, 2002

                          We Urge You to Cast Your Vote
      "FOR" the Shareholder Nominees on the enclosed WHITE Proxy Card Today

Dear Fellow ICN Shareholders:

         Iridian Asset Management LLC and Franklin Mutual Advisers, LLC are institutional investment managers and, along with you, shareholders of ICN Pharmaceuticals. We own on behalf of our clients over 10% of the outstanding ICN shares. As significant shareholders we believe our interests are aligned with yours.

         We believe:

         o ICN's stock has NOT PERFORMED and remains chronically undervalued;

         o    ICN has NOT PERFORMED on its promises to restructure; and

         o ICN, under the continued leadership of Milan Panic, will NOT PERFORM in the best interest of its shareholders.

         We have joined together to nominate and support the election of three highly-qualified directors, Richard H. Koppes, Robert W. O'Leary and Randy H. Thurman, at ICN's annual meeting of shareholders which will be held on May 29, 2002.

         We believe that the election of three more shareholder-nominated directors is needed to deliver an unmistakable mandate for real change at ICN and finally unlock ICN's unrealized value.

                        LET'S TAKE A CLOSER LOOK AT ICN'S
                             CLAIMS OF "PERFORMANCE"

                  ICN tells us it "delivers shareholder value."

         BUT THEY DON'T DELIVER

         o Milan Panic said, "We are grossly undervalued...one third of the valuation of our competing companies."

                                      At Salomon Smith Barney Specialty
                                      Pharmaceuticals  Conference March 7, 2002
                                      ICN Stock Price March 7, 2002:  $29.55
                                      ICN Stock Price May 13, 2002:  $26.77

         o ICN shares now trade more than 45% below their five-year high and they trade at 2.4x trailing 12-month sales vs. 4.1x for its peer group, a discount of over 40%.

         o ICN went forward with the Ribapharm IPO on April 12, 2002 - the week the AMEX Biotechnology Index (BTK) hit its then lowest level for the year - at well below its expected range of $13-15.

         o ICN's own investment banker, UBS Warburg, wrote in a May 8, 2002 research report that it believes a spin-off of Ribapharm would remove "the ICN taint" from Ribapharm.

                            PROMISES ARE NOT PROGRESS

         ICN tells us that it has "delivered on its promises" and its restructuring is "on track."

         BUT THEY HAVEN'T DELIVERED

         o A prospectus for the promised offering of ICN International was filed over thirteen months ago and it has simply not been heard of since. In fact, ICN abandoned a promised spin-off of ICN International a year ago and now says an ICN International restructuring is "planned" only for early 2003 - conveniently after this year's Annual Meeting.

         o ICN promised in October 2000 to file a Ribapharm spin-off tax ruling request "as soon as possible" but did not do it for seventeen months until this March -conveniently within four days after learning of the formation of our shareholder group and the threat of a new proxy challenge.

         o    The promised Ribapharm IPO took close to two years to accomplish
              - "the fifth-longest wait for an initial public offering in better than five years." After having repeatedly said that it would not sell Ribapharm shares unless it could achieve a $3 billion market capitalization (another promise?), ICN went forward with the sale at $10 - far below the expected price of $13 to $15 a share - producing only a $1.6 billion market value.

         o The Ribapharm spin-off is now "anticipated later in 2002." Yet another promise. But repeating a promise over and over again simply isn't "progress."

         o Do not forget - Ribapharm and ICN International remain completely under the control of ICN still led by Milan Panic. Do not forget
              - ICN promised that Ribapharm would have a truly independent board of directors. Is the spirit of this promise being honored in the make-up of Ribapharm's existing board of directors? How much influence will ICN's current senior management have at an "independent" Ribapharm?

                             ICN'S UNIQUE CONCEPT OF
                        "DEPENDABLE CORPORATE GOVERNANCE"

         ICN tells us "ICN has had a long history of dependable corporate governance."

BUT WE DISAGREE - YOU BE THE JUDGE -

         o Fortune magazine in 2001 selected ICN as one of "The Dirty Half-Dozen: America's Worst Boards." Among its comments - "The Board is an absolute joke, turning a blind eye to Panic's shenanigans . . . Several of the so-called independent directors, including members of the compensation committee, have taken consulting fees . . . There is no nominating committee. Panic handpicks all directors."

         o    Institutional Shareholder Services said only last year:
              "[S]hareholders cannot ignore ICN's checkered governance history." "A persistent complaint of investors has been that [Milan Panic] exercises too much control over the company and that the board has not aggressively exercised its right to oversee Mr. Panic's actions."

         o ICN's Corporate Governance Committee did not meet a single time in the five years between 1997 and 2001. Birch Bayh, one of ICN's nominees this year, was a member of ICN's Corporate Governance Committee during this entire five-year period.

         o ICN's "Nominating" Committee, created only in March 2002 within five days of learning of the threat that our newly formed shareholder group might mount a proxy contest, does not nominate, does not make recommendations and does not identify potential Board members. The "Nominating" Committee's only role is to review the qualifications of potential nominees, with "direct input" from the Chairman and CEO.

         o Who "picked" ICN's two newest directors - Roderick Hills and Abraham Cohen - both appointed rather than elected to the Board? One thing we know for certain - it wasn't the ICN "Nominating" Committee. How much "direct input" did ICN's Chairman and CEO have in these selections?

         o ICN's Compensation Committee recommended the payment of a "cash bonus pool" of $50 million to ICN's directors and executive officers, of which more than $33 million has already been paid to Milan Panic. The same Compensation Committee decided, without submitting the matter to ICN's Board, to amend nine-year-old executive employment agreements to add a "gross up provision" to pay for "golden parachute" taxes on any "change in control" payments triggered if another shareholder-nominated slate is elected.

              ICN tells us that it is "updating and revising" its corporate governance policies.

         BUT WILL YOU NOW RELY ON ICN AND MILAN PANIC TO DELIVER?

         o Do you trust Mr. Panic's latest, eleventh hour "commitment" to "an orderly management succession plan" - to be formulated by a committee of which he is a member? We remember other long-standing "commitments" by ICN's Board. Promises are easy, real performance on the other hand . . .

         o We believe you will continue to share our profound skepticism at the idea that ICN and its long-time Chairman, facing a proxy contest for the second year in a row and the prospect of a majority of shareholder-nominated directors, have suddenly and conveniently embraced the gospel of good governance.

                                  OUR NOMINEES
                           EXPERIENCE AND INDEPENDENCE

         ICN tells us that the "dissidents" have no experience managing a global pharmaceutical company.

         BUT DON'T BE MISLED. The "dissidents" are not running for seats on ICN's Board. Randy Thurman, Rob O'Leary and Richard Koppes are, and they are clearly qualified.

         o Randy H. Thurman has spent eighteen years as a senior executive in the pharmaceutical and biotech industries. His experience includes more than eight years as the President and Chief Executive Officer of Rhone Poulenc Rorer Pharmaceuticals, Inc. and four years as the Chairman of the Board and Chief Executive Officer of Corning Life Sciences Inc. He is currently the Chairman, President and Chief Executive Officer of Viasys Healthcare Inc. He is a director of CLOSURE Medical Corporation (and a member of its Audit Committee and Compensation Committees) and the former Chairman of the Board of Enzon, Inc.

         o Robert O'Leary has spent approximately twenty-eight years as a senior executive in the healthcare industry. His experience includes more than five years serving as the Chairman or Chief Executive Officer of Premier Inc. (and its predecessor company American Healthcare Systems, Inc.) and more than three years as the Chairman and Chief Executive Officer of American Medical International, Inc. Mr. O'Leary is currently the Chairman and Chief Executive Officer of the Sagamore Group and is a director of Viasys Healthcare Inc. (where he chairs the Compensation Committee), Smiths Group plc (where he is a member of the Audit and the Nominations and Remuneration Committees) and Thermo Electron Corporation (where he serves on the Human Resources Committee and chairs the Nominating and Corporate Governance Committee).

         o Richard H. Koppes is the former general counsel of California Public Employees Retirement System (CalPERS) and is nationally recognized as a pioneer in the field of corporate governance. Mr. Koppes is a director of Apria Healthcare Group, Inc. (where he is co-Chairman of the Corporate Governance Committee and a member of the Compensation Committee).

                        MILAN PANIC AND ICN MANAGEMENT -
                              A FAILURE TO PERFORM

         In our view ICN, under the pervasive influence of Milan Panic, has NOT PERFORMED and CANNOT BE COUNTED ON TO PERFORM in the best interest of its shareholders.

                                ENOUGH IS ENOUGH

         We believe the full value of ICN will not be realized unless ICN is relieved of the burden of Milan Panic's continuing role and influence and shareholders develop confidence in the integrity of ICN's management and Board.

         The election of our three nominees will deliver a resounding and unmistakable mandate for real change at ICN and will create a Board empowered to deliver on that mandate.


                             Your Vote is IMPORTANT

                          We urge you to Cast Your Vote
     "FOR" the Shareholder Nominees on the enclosed WHITE Proxy Card Today.


IRIDIAN ASSET MANAGEMENT LLC                       FRANKLIN MUTUAL ADVISERS, LLC

   /s/ David Cohen                                        /s/ David Winters
   ---------------                                        -----------------
   David L. Cohen                                         David Winters
   Principal                                              President




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